Exhibit 10.2

STATEMENT OF WORK

BETWEEN

ASPIRA WOMEN’S HEALTH, INC. AND HUNGERFORD CONSULTING LLC

This Statement of Work (“SOW”) is entered into as of September 2, 2025 (the “Effective Date”) and is issued in accordance with the Master Services Agreement Number ASP0001 by and between Hungerford Consulting LLC d/b/a H4D Consulting (“Consultant”) and Aspira Women’s Health, Inc. (“Client”). The parties agree that Consultant shall perform the Work set forth in this SOW on the set forth herein as well as in the Master Services Agreement. Terms not otherwise defined in this SOW shall have the meaning as set forth in the Master Services Agreement.

Consultant shall provide to Client a strategic financial and executive services to the Company. The Consultant will designate Brian Hungerford, to provide the services described herein on a full time basis and as part of such full time services Mr. Hungerford shall serve as Client’s Chief Financial Officer (CFO), reporting to the CEO and serving as a Section 16 officer of a publicly traded company (OTCQB).

Role Scope and Evolving Responsibilities

Consultant shall perform all functions customarily expected of the CFO of a publicly traded company, including but not limited to oversight of financial reporting, budgeting and forecasting, investor relations, internal controls, audit coordination, strategic planning support, risk management, and capital markets activities.

Consultant shall report to the Chief Executive Officer and may also receive direction from the Board of Directors or relevant committees, as appropriate.

The scope of services may evolve over time at the direction of the Client, and no formal written amendment shall be required for such changes. The Consultant agrees to perform such duties as reasonably requested by the Client from time to time in support of its business and operational needs.The key economic terms of this engagement are as follows:

●	Start Date: Anticipated to be September 3, 2025

●	Base Compensation: $300,000 per year, payable semi-monthly upon receipt of invoice and remitted within five (5) business days following the 1st and 15th of each month

●	Annual Bonus Opportunity

The Consultant will be eligible for a target annual bonus equal to 35% of base compensation, subject to achievement of milestones established at the sole discretion of Client’s CEO and Board of Directors.

○	For calendar year 2025, the bonus will be calculated as 35% of actual compensation paid to Consultant during the year.

○	The 2025 bonus, if earned and eligible, will be paid no later than February 28, 2026

○	Specific bonus milestones and objectives will be determined jointly by the Board, CEO, and Consultant within thirty (30) days of the Start Date

Aspira retains full discretion in determining the amount, timing, and conditions of any bonus payment.

●	Equity Grant: 100,000 non-qualified stock options (NSOs)

○	Grant date will be the Start Date

○	Exercise price will be equal to the closing price of Aspira common stock on the Start Date

○	Vesting schedule: 1/4 on the first anniversary of the Start Date; remaining 3/4 vest monthly over the following 36 months

●	Benefits Eligibility

As this is a consulting engagement, Consultant Personnel including Brian Hungerford will not be eligible to participate in any Company-sponsored employee benefit plans, including but not limited to health insurance, dental or vision coverage, retirement plans, or any other employee benefits, unless otherwise required by law or explicitly stated in the Master Services Agreement or this SOW.

This SOW only becomes effective and enforceable upon both parties executing the above referenced Master Services Agreement. This SOW shall be null and void without such Master Services Agreement in place and this SOW shall terminate upon notice consistent with the terms and conditions set forth in the Master Services Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above written.

“CONSULTANT”

Hungerford Consulting LLC

By:	/s/ Brian Hungerford
Name:	Brian Hungerford
Title:	CEO

“CLIENT”

Aspira Women’s Health, Inc.

By:	/s/ Michael Buhle
Name:	Michael Buhle
Title:	Chief Executive Officer

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